EXHIBIT 99.1

Milacron Lowers First Quarter and Full Year Earnings Guidance

Citing Softness in North American Industrial Markets

CINCINNATI, OHIO, March 20, 2001...Citing major cutbacks in capital spending for plastics processing equipment in North America, Milacron Inc. (NYSE: MZ) said its earnings will likely be in the range of $.10 to $.15 per share in the first quarter, compared to $.41 per share a year ago. Assuming these unfavorable economic conditions persist throughout the year, the company said it still expects to achieve improved quarter-to-quarter earnings during 2001, mainly through cost reductions. In this environment, earnings for the year would be down as much as 30% to 35% on a sales decline of 5% to 10%.

“The manufacturing sector of the U.S. economy has continued to weaken in the quarter,” said Daniel J. Meyer, Milacron’s chairman and chief executive officer. “Auto companies have made major inventory corrections, and overall spending on capital equipment, which affects our plastics technologies business, has dropped off sharply. Many customers are now delaying placing orders or pushing back deliveries by several months,” Meyer said.

Milacron anticipates a first-quarter drop in sales and new orders of about 12%, or approximately $45 million, compared to the year-ago quarter, including $8 million from a divested business. This equates to a shortfall in pretax earnings of about $15 million, which includes additional severance costs, increased interest expense and higher energy costs.

“We are adjusting production levels to be in line with reduced demand,” said Ronald D. Brown, president and chief operating officer. “Most of this reduction is being achieved through rotating furloughs, effectively paring back output by 15% to 25% in certain operations. During the first quarter, we also eliminated approximately 300 positions, or about 5%, of our North American operations,” Brown said.

“Despite this downturn, we intend to continue our investment in the areas of new product development and enhanced customer service,” said Brown, who has been elected chairman and chief executive officer effective June 1. “The extensive use of furloughs instead of layoffs to pare back production enables us to retain our highly skilled workforce, so we will be well positioned when the manufacturing sector eventually recovers.”

So far, the slowdown in North America has not impacted Milacron’s business levels in Europe or Asia. In North America, the capital equipment portion of its plastics technologies business, about 60% of the group’s total, is currently experiencing year-over-year sales and order declines in excess of 15%. The company’s metalworking technologies business, consisting of consumables and durables, is off by approximately 5%, almost entirely due to reduced automotive production.

Milacron expects to release its first quarter results on April 20, 2001.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in Item 2 of the company’s Form 10-Q on file with the Securities and Exchange Commission.

Milacron Inc. (NYSE: MZ) is a world leader in plastics processing and metalworking technologies with major manufacturing facilities in North America, Europe and Asia and 10,500 employees worldwide. Plastics technologies include injection molding machines, blow molding equipment, extrusion systems and wear items, mold bases, mold-making equipment and mold components, as well as aftermarket and MRO (maintenance, repair and operating) parts and services. Metalworking technologies include carbide metalcutting inserts, insert holders, carbide and high-speed steel round tools, metalworking fluids, chemical and tool management services, precision grinding wheels and carbide wear parts. For further information, visit the company’s web site, www.milacron.com, or call the toll-free investor hot line: 800-909-MILA (800-909-6452).

Milacron Inc. and Subsidiaries	Updated: March 20, 2001

Estimates and Projections for Financial Modeling

Note: The amounts below are approximate working estimates, around which an even wider range of numbers could be used for financial modeling purposes. These estimates, by their nature, involve a great number of risks and uncertainties. Actual results may differ as these risks and uncertainties could significantly impact the company's markets, products and operations. For further information please refer to the Cautionary Statement included in Item 2 of the company's most recent Form 10-Q, on file with the Securities and Exchange Commission.

(Amounts in millions)
	Qtr. 1 2001	Year 2001

Projected Profit & Loss Items
Sales	$345-355	$1,440-1,550
Plastics technologies	185-190	760-840
Metalworking technologies	160-165	680-710
Segment earnings
Plastics technologies (1)	10-11	65-75
Metalworking technologies (2)	10-11	70-80
Corporate and unallocated expenses (3)	4-5	24-26
Interest expense	10.0-10.5	40-42
Effective tax rate (4)	29%	29-30%
After-tax minority interest (5)	0.1	3-4
Average diluted shares outstanding	33.4	33.4

Projected Cash Flow & Balance Sheet Items
Depreciation	11-12	48-52
Amortization	3.0-3.5	12-14
Working capital - increase	52-56	20-30
Capital expenditures	9-12	40-50
Total debt	500-525	425-450
Debt-to-capital ratio	51-52%	45-50%

Comments & Explanations

Note: Projections above assume current foreign exchange rates and no acquisitions, divestitures or further stock repurchase.

1	Plastics technologies earnings Operating margin of around 5-6% in Q1 and 8-9% in 2001.
2	Metalworking technologies earnings Operating margin of around 6-7% in Q1 and 9-10% in 2001.
3	Corporate and unallocated expenses Includes corporate expenses and financing costs related to the sale of accounts receivable.
4	Effective tax rate Depends on geographic mix of earnings.
5	After-tax minority interest Usually weighted to the second half of the year.